Supplement No. 1
                                       to
                                  Schedule 14C
                              Information Statement
                                       of
                   Conversion Technologies International, Inc.
                                      dated
                                  July 26, 1999

The following disclosure should be inserted at the end of the section entitled "Increase in Authorized Common Stock and Merger" on page 6 of the Information
Statement:

      While the Company could have sought to effect the Charter Amendment without the Merger, in order to do so the Company would have been required to obtain approval of the holders of a majority of the outstanding Common Stock voting separately as a class. To avoid the added time, expense and uncertainty involved in soliciting the votes of common stockholders, and in light of the Company's immediate need for capital, the Company decided not to pursue that route.

           Significant Dilution to Voting Power of Common Stockholders

      As of July 9, 1999, the total number of votes entitled to be cast by Common Stockholders was 6,947,045 and by Series A Preferred Stockholders was 10,916,600. If all of the Series B Preferred Stock offered in the Series B Preferred Financing is sold, the holders of the Series B Preferred Stock would be entitled to 100,000,000 votes on all matters submitted to stockholders for vote. Accordingly, on all matters for which all shares of the outstanding stock are entitled to vote together as a class, the Series B Preferred Stockholders will have a controlling vote. Moreover, purchasers of large blocks of Series B Preferred Stock could have a controlling vote on an individual basis. In an effort to raise needed funds quickly and efficiently, the Company has decided to target the Series B Preferred Financing primarily to the limited group of existing Series A Preferred Stockholders (who already hold a majority of the voting power relating to the Company's outstanding shares). As a result, the Series B Preferred Financing will result in significant dilution to the voting power of Common Stockholders in favor of the Series A Preferred Stockholders and Series B Preferred Stockholders.